UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 17, 2008
TeleTech Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11919	84-1291044

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

9197 S. Peoria Street, Englewood, Colorado	80112

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 397-8100
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
On September 17, 2008, Kenneth D. Tuchman, TeleTech’s Chief Executive Officer, and James E. Barlett, TeleTech’s Vice Chairman, unilaterally offered to increase the exercise price of certain outstanding stock options that had mistakenly been issued with exercise prices that were below the fair market value of TeleTech’s common stock on the appropriate accounting measurement date. The offers to amend were approved and accepted by TeleTech’s Compensation Committee on September 17, 2008. Messrs. Tuchman and Barlett had previously volunteered to forego any benefits from measurement date errors identified in TeleTech’s review of equity-based accounting practices, as disclosed in TeleTech’s Current Report on Form 8-K filed with the SEC on February 20, 2008.
Mr. Tuchman offered to amend outstanding stock options to purchase 420,000 shares of common stock that were issued on October 1, 2001 by increasing the exercise price from $6.98 to $7.95 per share. Mr. Tuchman did not receive any remuneration in exchange for the increase in the exercise price of the stock options. All other terms of the stock options, which are fully vested, remain the same.
Mr. Barlett offered to amend outstanding stock options to purchase 250,000 shares of common stock that were issued on May 13, 2005 by increasing the exercise price from $7.34 to $7.79 per share. Mr. Barlett did not receive any remuneration in exchange for the increase in the exercise price of the stock options. All other terms of the stock options, including the vesting schedule, remain the same. As of the date of the amendment (September 17, 2008), options to purchase 187,500 shares have vested and options to purchase 62,500 shares are scheduled to vest on May 13, 2009.

SIGNATURE
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleTech Holdings, Inc.

(Registrant)

Date:	September 23, 2008	By:	/s/ John R. Troka, Jr.
John R. Troka, Jr.
Interim Chief Financial Officer